EXHIBIT 11

         Statement Regarding the Computation of Earnings Per Share

                                              For the nine month period
                                                 ending September 30
                                             --------------------------
                                                2000             1999
                                                ----             ----

Weighted average shares outstanding:         5,661,063        5,790,058

Common Stock

Common Stock Equivalents
   Stock Options                                     0                0
   Stock Awards                                      0                0
   ESOP Shares                                       0                0
Total Common Stock Equivalents                       0                0

Total weighted average shares outstanding    5,661,063        5,790,058

Net Income                                   6,328,000        5,758,000

Net Income Per Share                             1.12[cents]        .99[cents]

Fully Diluted Income Per Share                   1.12[cents]        .99[cents]

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